Exhibit 10.25
Summary of Non-Employee Director Compensation
Non-Employee directors of National Dentex Corporation are paid the following fees:

Annual Retainer	$30,000 cash or $36,000 equity

Meeting Fees	$1,000 in person; $500 telephone

Committee membership
• Audit committee chair	$10,000
• Audit committee member	$2,000
• Other committee chair	$2,000

New Restricted Stock Grants	$18,000 (annual grant; vesting over two year period)